EXHIBIT 10.2
USD 40,000,000
REVOLVING CREDIT AGREEMENT
dated as of August 25th, 2006
between
REDCATS S.A.
as Lender
and
The Sportsman’s Guide, Inc.
as Borrower

REVOLVING CREDIT AGREEMENT,
Between
REDCATS S.A., a Société Anonyme duly organized and existing under the laws of France,
Hereinafter called the ‘Lender’, and
The Sportsman’s Guide Inc., a corporation duly organized and existing under the laws of the State of Minnesota, United States of America,
Hereinafter called the ‘Borrower’,
WHEREAS the Borrower has requested that the Lender provide credit to the Borrower for its general financing purpose as described below, and the Lender has agreed to provide such credit to the Borrower on the terms and conditions contained herein.
WHEREAS, certain affiliates of the Lender and the Borrower have entered into a Merger Agreement (as defined below), and in connection with the transactions contemplated therein, wish to enter into this Revolving Credit Agreement (the “Credit Agreement”).
Accordingly, the parties hereto agree as follows:
1. DEFINITIONS
     1.1. Definitions
The following terms, as used herein, have the following meanings:
“Advance” means an advance made or to be made by the Lender to the Borrower under this Agreement or, as the context may require, the principal amount thereof from time to time outstanding.
“Advance Period” means in relation to any Advance, the period selected for which it is drawn; any Advance Period can be of 1 (one), 2 (two), 3 (three) or 6 (six) months.
“Applicable Margin” means, for any day, 1.35% per annum.
“Borrower” means The Sportsman’s Guide Inc., a corporation duly organized and existing under the laws of the State of Minnesota, United States of America.
A “Change of Control” shall be deemed to have occurred if any partnership or equity interest in the Borrower shall be owned by any Person other than PPR or a subsidiary or subsidiaries directly or indirectly owned by PPR.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, (vi) all Debt of others secured by a Lien on any asset of such

Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others guaranteed by such Person. The amount of any Debt described in clause (vi) above shall be deemed to be limited to the fair market value of the assets on which a Lien has been granted to secure such Debt unless such Debt has been assumed or guaranteed by such Person.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Domestic Business Day” means any day except (i) a Saturday, a Sunday or any other day on which commercial banks in New York City, USA are authorized by law to close, (ii) a Saturday, a Sunday or any other day on which commercial banks in Paris, France are authorized by law to close.
“Effective Date” means 28 August, 2006.
“Event of Default” has the meaning set forth in Section 5.01.
“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Interest Period” means a period of one or two or three or six months commencing on a Business day (or of such other duration as the Borrower and the Lender may agree), provided that:
(a) the first Interest Period shall commence on the Effective Date;
(b) no Interest Period shall expire after the relevant Maturity Date;
“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.
“Lender” means Redcats, a Société Anonyme, existing and duly organized under the laws of France.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Loan” means the amount, which the Lender has agreed to lend to the Borrower under this Agreement, or the principal amount thereof outstanding from time to time.
“London Interbank Offered Rate” or “LIBOR” has the meaning set forth in Section 2.
“Maturity Date” means December 31st 2009.
“Merger Agreement” means the Agreement and Plan of Merger among VLP Corporation, Panther Subcorp, Inc, and The Sportsman’s Guide, Inc. dated May 4, 2006
A “Material Adverse Effect” with respect to the Borrower shall be deemed to occur if there shall have been a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its subsidiaries, taken as a whole, except to the extent that such adverse effect results from (i) changes in general economic conditions in the United States which conditions do not affect The Sportsman’s Guide Inc. and its subsidiaries, taken as a whole, disproportionately; (ii) changes in GAAP; (iii) general changes affecting the industry in which the Borrower and its subsidiaries operate that do not disproportionately affect the Borrower and its subsidiaries, taken as a whole; or (iv) the execution and delivery of the Merger Agreement, the public announcement of the Merger Agreement or any transactions contemplated by the Merger Agreement; (b) the ability of the Borrower to perform its obligations under this Credit Agreement; or (c) the ability of the Borrower to reimburse the loan extended pursuant to this Credit Agreement.

“Obligations” means the due and punctual payment by the Borrower of the principal of and interest on the Loan, when and as due, whether at maturity, by acceleration, or upon one or more dates set for prepayment.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“PPR” means PPR, Société Anonyme, a French corporation duly organized and existing under the laws of France and which main location is at 10 avenue Hoche, 75008 Paris, France.
“Subsidiary” means any corporation or other entity (including any partnership) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.
“USD” means United States Dollar, the lawful currency of the United States of America.
“Utilisation” means utilisation of the Loan.
“Utilisation Date” means the date on which a Utilisation is, or is scheduled to be made.
     1.2. Accounting Terms and Determinations.
Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lender.
2. THE CREDIT
     2.1. Commitment to Lend
The Lender agrees, on the terms and conditions set forth in this Agreement, to make a loan to the Borrower from time to time until the Maturity Date in an aggregate principal amount not exceeding USD 40,000,000 (forty million United States Dollars).
Any Advance repaid by the Borrower may be re-borrowed.
     2.2. Interest Rate
(a) The Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable London Interbank Offered Rate for the Interest Period considered plus the Applicable Margin (the “Interest Rate”).
Such interest shall be payable for each Interest Period on the last day of such Interest Period.
The “London Interbank Offered Rate” applicable to any Interest Period means the rate appearing on Reuters on the page “LIBOR= “ (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market)

at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” with respect for such Interest Period shall be the rate at which dollar deposits of USD 5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the bank Société Générale, in immediately available funds in the London interbank market at approximately 11:00 am, London time, two Domestic Business Days prior to the commencement of such Interest Period.
(b) Any overdue principal of and, to the extent permitted by law, overdue interest on the Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the Applicable Margin at the time plus the London Interbank Offered Rate applicable to such Loan.
(c) The Lender shall determine each Interest Rate applicable to the Loan hereunder. The Lender shall give prompt notice to the Borrower by telecopy or by email, of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.
     2.3. Notice of Utilisation of the Loan
If no Event of Default has occurred and is subsisting, the Borrower may utilise the Loan by mean of Advance by delivering to the Lender a Notice of Utilisation no later than 11.00am (Paris time) on the five (5) business days prior to the proposed Utilisation Date.
Each Notice of Utilisation shall specify, the proposed Utilisation Date, the amount of the proposed Utilisation, the duration of the Advance Period being one, two, three or six months (or of such other duration as the Borrower and the Lender may agree), provided that (i) no such Advance Period shall expire after the relevant Termination Date, (ii) the amount of the proposed Utilisation be a minimum amount of USD 5,000,000 or, if more, in integral multiples of USD 1,000,000.
     2.4. Method of Advance renewal
If the Lender makes a new Advance on a day on which the Borrower is to repay all or any part of an outstanding Advance, the Lender shall apply the proceeds of its new Advance to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made (a) available by the Lender, or (b) remitted by the Borrower to the Lender, as the case may be.
     2.5. Mandatory Repayment
The Borrower shall repay the Loan on the Maturity Date.
On the date of the repayment of the Loan pursuant to this Section, the Borrower shall pay interest accrued on the principal amount repaid to the day of repayment.
Prior to the date of the mandatory repayment pursuant to this Section, the Borrower shall, give written notice to the Lender not later than 12:00 pm (noon) (Paris time) on the third Domestic Business Day prior to the date of the repayment.
     2.6. Optional Prepayment
The Borrower may, upon notice to the Lender prior to 12:00 pm (noon) (Paris time) five Domestic Business Days, prepay any amount at any time, in amounts aggregating USD 5,000,000 or any larger multiple of USD 1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

In such case, the Borrower will also pay to the Lender a penalty equal to the difference between the amount of interest due between the Optional Prepayment date and the end of the Interest Period previously requested by the Borrower and the amount of interest generated by the Lender by depositing such principal amount on the market for the period commencing on the Optional Prepayment date and ending on the end of the Interest Period.
     2.7. General Provisions as to Payments
The Borrower shall make each payment of principal of, and interest on, the Loan hereunder, not later than 9:00 am (New York City time) on the date when due, in funds immediately available in Paris City, to the Lender at its address set forth on the signature pages hereof.
Without limiting the foregoing, and notwithstanding any provision contained in this Agreement to the contrary, no payment may be made by the Borrower on account of the principal of, or interest on the Loan if the making of such payment would constitute an Event of Default under the terms of Section 6.1 of the Amended and Restated Credit Agreement originally dated August 29, 2006 among the Borrower and Wells Fargo Bank or any extension.
     2.8. Non Business Days
If any sum becomes due for payment under this Credit Agreement on a day which is not a Domestic Business Day, such payment shall, subject as otherwise provided herein, be made on the next succeeding business day and the amount of any interest, commissions or commitment or other fees shall, if not already taken into account, be adjusted accordingly.
     2.9. Funding losses
If any prepayment of principal with respect to the Loan is made on any day other than the last day of the Interest Period applicable thereto, the Borrower shall reimburse the Lender within 15 days after demand for any resulting loss or expense incurred by it.
     2.10. Computation of Interest
Interest based on the Loan hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).
3. REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants that:
     3.1. Existence and Power
The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted or proposed to be conducted.
     3.2. Binding Effect
This agreement constitutes a valid and binding agreement of the Borrower, enforceable in accordance with its terms.
     3.3. Taxes

The Borrower has filed or caused to be filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it.
     3.4. Not an Investment Company
The Borrower is not an “investment company”, nor is it controlled by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
4. COVENANTS
The Borrower agrees that, so long as the Lender has any commitment hereunder or any amount payable under the Loan remains unpaid:
     4.1. Information
The Borrower will deliver to the Lender, as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income and cash flows for such fiscal year.
Within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
     4.2. Compliance with Laws
The Borrower will comply with ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental and Safety Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply, either alone or combined with other failures to comply, could not have a material adverse effect.
5. DEFAULTS
If one or more of the following events (“Events of Default”) shall have occurred and be continuing:
(a) the Borrower shall fail to pay (i) when due any principal of the Loan, or (ii) within five Domestic Business Days of the date due, any interest on the loan or any other amount payable hereunder;
(b) the Borrower or any Subsidiary shall fail to observe or perform any covenant or agreement contained in this Credit Agreement for 10 days after written notice thereof has been given to the Borrower by the Lender;
(c) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property;
(d) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its Debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days;
(e) a Change of Control shall occur;
(f) the Borrower has not become a direct or indirect subsidiary of the Lender by August 31 2006;
then, and in every such event, the Lender may, by written notice to the Borrower terminate the Loan upon receipt of such notice. The Loan shall thereupon become, immediately due and payable (in whole or, in the sole discretion of the Lender, from time to time in part) without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, provided that in the case of either of the Events of Default specified in clause (c), (d) or (f) above with respect to the Borrower or any subsidiary without any notice to the Borrower or any other act by the Lender, the Loan (together with accrued interest thereon) shall become immediately due and payable (in whole) without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
6. CHANGE IN CIRCUMSTANCES
     6.1. Illegality
If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation, or compliance by the Lender with any request or directive of any such authority shall make it impossible for the Lender to maintain its Loan, the parties agree to meet as soon as possible in order to find a solution for both parties.
     6.2. Taxes
(a) For the purposes of this Section, the following terms have the following meanings:
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement.
“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or from the execution of this Agreement.
(b) Any and all payments by the Borrower to or for the account of the Lender, shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
7. MISCELLANEOUS
     7.1. Notices

All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopy number set forth on the signature pages hereof.
     7.2. No Waivers
No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     7.3. Amendments and Waivers
Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed or otherwise approved in writing by the Borrower and the Lender
     7.4. Successors and Assigns
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Lender.
     7.5. New York Law
THIS AGREEMENT AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
     7.6. Interest Rate Limitation
Notwithstanding anything herein, if at any time the applicable interest rate, as provided for herein, charged by the Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be charged by the Lender in accordance with applicable law, the rate of interest payable under this Agreement, shall be limited to the Maximum Rate.
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IN WITNESS WHEREOF, The parties hereto have caused this Credit Agreement to be duly executed in two (2) counterparts.

THE SPORTSMAN’S GUIDE, INC.	REDCATS S.A.

/s/ Charles B. Lingen	/s/ Philippe Gautier
Name : Charles B. LINGEN	Name: Philippe GAUTIER
Title: Executive Vice President of Finance	Title: Director Corporate Finance
and Administration and Chief Financial Officer

/s/ Patrick Starck
Name: Patrick STARCK
Title: Tax Director

Address:	Address:
411 Farwell Avenue	B.P. 44 — 110 rue de Blanchemaille
South St. Paul, Minnesota 55075	59051 ROUBAIX CEDEX 1
UNITED STATES OF AMERICA	FRANCE